EXHIBIT 3.5

CERTIFICATE OF ELIMINATION

OF

PALATIN TECHNOLOGIES, INC.

(Pursuant to Section 151 of the

General Corporation Law of the State of Delaware)

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, Palatin Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth the proposed elimination of the series of stock as set forth herein:

RESOLVED, that no shares of the Series A Preferred Stock, par value $0.01 per share, of the Corporation (“Series A Preferred Stock”) are outstanding and none will be issued.

FURTHER RESOLVED, that no shares of the Series B Preferred Stock, par value $0.01 per share, of the Corporation (“Series B Preferred Stock”) are outstanding and none will be issued.

FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized to, personally or by attorney, in the name and on behalf of the Corporation, execute, deliver and cause to be filed with the Secretary of State of the State of Delaware a Certificate of Elimination pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Corporation’s Restated Certificate of Incorporation, as amended, all matters set forth in the Amended Certificates of Designation with respect to each of the Series A Preferred Stock and Series B Preferred Stock.

SECOND: That the Certificate of Designation with respect to the Series A Preferred Stock was filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on June 21, 1996, and the Amended Certificate of Designation of the Series A Preferred Stock was filed in the office of the Secretary of State on June 24, 1996. None of the authorized shares of the Series A Preferred Stock are outstanding, and none will be issued.

THIRD: That the Certificate of Designation with respect to the Series B Preferred Stock was filed in the office of the Secretary of State on June 21, 1996, and the Amended Certificate of Designation of the Series B Preferred Stock was filed in the office of the Secretary of State on June 24, 1996. None of the authorized shares of the Series A Preferred Stock are outstanding, and none will be issued.

FOURTH: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Corporation’s Restated Certificate of Incorporation, as amended, is hereby amended to eliminate all matters set forth in the applicable Certificates of Designations with respect to the Series A Preferred Stock and the Series B Preferred Stock.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be duly executed by its duly authorized officer this 10th day of May 2022.

Palatin Technologies, Inc.

By:
Name:	Stephen T. Wills
Title:	Chief Financial Officer, Chief Operating Officer and Executive Vice President